Exhibit 99.1

Windstream Announces Expiration of Tender Offer for its Subsidiaries’ 7.75 % Senior Notes Due 2015

Release Date: Feb. 7, 2011

LITTLE ROCK, Ark. — Windstream Corp. (Nasdaq: WIN) announced today the expiration of its previously announced tender offer to purchase for cash any and all of the $400 million in aggregate outstanding principal amount of 7.75 % Senior Notes due 2015 (referred to below as the “notes”) issued by its wholly owned subsidiaries Valor Telecommunications Enterprises, LLC and Valor Telecommunications Enterprises Finance Corp.

The tender offer for the notes expired at 12:00 midnight, New York City time, on February 4, 2011 (the “Expiration Date”).  As of the Expiration Date, Windstream had received tenders with respect to $151,625,000 in aggregate principal amount of the notes (approximately 37.9% of the outstanding aggregate principal amount of the notes) pursuant to Windstream’s Offer to Purchase, dated January 7, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal.  Windstream accepted for payment and paid for $151,376,000 in aggregate principal amount of such notes on January 24, 2011.  Windstream expects to accept for payment and pay for the remaining notes validly tendered prior to the Expiration Date on or about February 7, 2011.  Windstream intends to redeem the remaining $248,375,000 in aggregate principal amount of outstanding notes that were not tendered by the Expiration Date on February 23, 2011.

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell the notes.  The tender offer was made solely by means of the Offer to Purchase and the related Letter of Transmittal.

About Windstream

Windstream Corp. (Nasdaq: WIN), headquartered in Little Rock, Ark., is an S&P 500 communications and technology company with operations in 29 states and the District of Columbia and about $4 billion in annual revenues. Windstream provides IP-based voice and data services, MPLS networking, data center and managed hosting services and communication systems to businesses and government agencies. The company also delivers broadband, digital phone and high-definition TV services to residential customers primarily located in rural areas and operates a local and long-haul fiber network spanning approximately 60,000 route miles.

Windstream claims the protection of the safe-harbor contained in the Private

Securities Litigation Reform Act of 1995 for forward-looking statements set forth in this press release. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in Windstream's forward-looking statements include, among others:

•	further adverse changes in economic conditions in the markets served by Windstream;

•	the extent, timing and overall effects of competition in the communications business;

•	continued voice line loss;

•	the impact of new, emerging or competing technologies;

•	the adoption of intercarrier compensation and/or universal service reform proposals by the Federal Communications Commission or Congress that results in a significant loss of revenue to Windstream;

•	the risks associated with the integration of acquired businesses or the ability to realize anticipated synergies, cost savings and growth opportunities;

•
for Windstream's competitive local exchange carrier operations, adverse effects on the availability, quality of service and price of facilities and services provided by other incumbent local exchange carriers on which Windstream's competitive local exchange carrier services depend;

•	the availability and cost of financing in the corporate debt markets;

•	the potential for adverse changes in the ratings given to Windstream’s debt securities by nationally accredited ratings organizations;

•	the effects of federal and state legislation, and rules and regulations governing the communications industry;

•	material changes in the communications industry that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	unfavorable results of litigation;

•	unfavorable rulings by state public service commissions in proceedings regarding universal service funds, intercarrier compensation or other matters that could reduce revenues or increase expenses;

•	the effects of work stoppages;

•	the impact of equipment failure, natural disasters or terrorist acts;

•	earnings on pension plan investments significantly below Windstream's expected long term rate of return for plan assets;

•	changes in federal, state and local tax laws and rates; and

•	those additional factors under the caption “Risk Factors” in Windstream’s Form 10-K for the year ended Dec. 31, 2009, and in subsequent filings with the Securities and Exchange Commission.

In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

Windstream undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause Windstream’s actual results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties that may affect Windstream’s future results included in filings by Windstream with the Securities and Exchange Commission at www.sec.gov.

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Media Relations Contact:
David Avery, 501-748-5876
david.avery@windstream.com

Investor Relations Contacts:
Mary Michaels, 501-748-7578
mary.michaels@windstream.com